Exhibit 99.1

Green Thumb Industries Expands Independent Governance with Appointment of Swati Mylavarapu to Board of Directors

CHICAGO and VANCOUVER, British Columbia, April 7, 2021 – Green Thumb Industries Inc. (Green Thumb) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise™ Dispensaries, today announced that Swati Mylavarapu has joined its Board of Directors and will serve on the Compensation Committee.

Mylavarapu brings nearly a decade of experience investing, advising and building mission-driven technology companies. Since 2017, Mylavarapu has served as Founder and Managing Partner of Incite.org, a hybrid incubator and investment fund that combines venture capital, philanthropy, and civic advocacy to accelerate bold ideas and solve some of the world’s most pressing challenges. She was an investment partner at venture capital firm Kleiner Perkins Caufield & Byers from 2015 to 2017. Prior to that, Mylavarapu built the early international efforts for the financial services and digital payments company Square. She also served as National Investment Chair for Pete Buttigieg’s 2019-2020 Presidential bid.

“Swati’s impressive background, stellar credentials and combined experience in technology, innovation, social impact and philanthropy bring a unique and invaluable perspective to our board,” said Green Thumb Founder and Chief Executive Officer Ben Kovler. “We could not be more excited to add her voice and skillsets to the team.”

“I am honored to join the Board of Directors of Green Thumb, whose mission, values and executive team I deeply respect,” said Mylavarapu. “I look forward to making a positive impact for a company that aligns with my principles and prioritizes being good corporate citizens by giving back to communities, creating opportunity and jobs, and advocating for social change.”

Mylavarapu is a trustee for the Rhodes Trust, an educational charity that supports exceptional students from around the world to study at the University of Oxford. She is also a board member for Vote.org, which uses technology to simplify political engagement, increase voter turnout, and strengthen American democracy. She previously served on the boards of B Lab and Paid Leave for the U.S.

She has a Master of Philosophy in Economic and Social History from the University of Oxford and a Bachelor of Arts degree from Harvard. She is a Rhodes Scholar, a Truman Scholar and a member of Phi Beta Kappa.

Mylavarapu joins the following non-executive Green Thumb board directors:

Wendy Berger: Principal, WBS Equities, LLC., which specializes in ground-up construction, renovation, development, sale lease back transactions and acquisitions.

William Gruver: Senior Fellow at the Open Discourse Coalition, Professor Emeritus at Bucknell University, former Chief Administrative Officer of the Equities Division of Goldman Sachs, decorated Navy veteran and experienced Audit Committee chair. Serves on the Audit Committee of Private Client Bank and Finance Committee of the Lee Health System Foundation.

Wes Moore: CEO of Robinhood, New York’s largest poverty-fighting organization, best-selling author and decorated Army combat veteran. Serves on the boards of IAC/Interactive Corp. and Under Amour.

Glen Senk: Chairman and CEO of Front Row Partners, Advisory Director to Berkshire Partners and former CEO of Urban Outfitters. Serves on the boards of Aritzia and Boden.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Dr. Solomon’s, incredibles, Rythm and The Feel Collection. The company also owns and operates rapidly growing national retail cannabis stores called Rise™. Headquartered in Chicago, Illinois, Green Thumb has 13 manufacturing facilities, licenses for 97 retail locations and operations across 12 U.S. markets. Established in 2014, Green Thumb employs over 2,400 people and serves thousands of patients and customers each year. The company was named a Best Workplace 2018 by Crain’s Chicago Business and MG Retailer magazine in 2018 and 2019. More information is available at GTIgrows.com.

Investor Contact:	Media Contact:

Jennifer Dooley	Linda Marsicano
Chief Strategy Officer	VP, Corporate Communications
InvestorRelations@gtigrows.com	lmarsicano@gtigrows.com
310-622-8257	773-354-2004

Source: Green Thumb Industries